Exhibit 8.1

June 22, 2023

Bluerock Homes Trust, Inc.

1345 Avenue of the Americas

32nd Floor

New York, New York 10105

Re: Bluerock Homes Trust, Inc. Qualification as a Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to Bluerock Homes Trust, Inc., a Maryland corporation (the “Company”), and Bluerock Residential Holdings, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with the preparation of a registration statement on Form S-11/A, filed with the Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”), with respect to the offer and sale from time to time of shares of the Company’s 6.0% Series A Redeemable Preferred Stock (the “Series A Preferred Stock”). You have requested our opinion regarding certain U.S. federal income tax matters.

In connection with the opinions rendered below, we have examined the following:

1.	the Registration Statement;

2.	the Company’s Second Articles of Amendment and Restatement filed on October 5, 2022 (the “Charter”) with the Department of Assessments and Taxation of the State of Maryland, the Articles Supplementary designating the Series A Preferred Stock, and the Articles Supplementary reclassifying and redesignating the Series A Preferred Stock;

3.	the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended (such agreement, the “OP LPA”); and

4.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond Riyadh San Francisco Tokyo Washington	901 East Byrd Street, Suite 1500 Richmond, VA 23219 Tel +1.804.327.6300 Fax +1. 804.327.6301 www.velaw.com

June 22, 2023 Page 2

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.             each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.             during its taxable year ending December 31, 2023, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Company Officer’s Certificate”), true for such years;

3.             the Company will not make any amendments to its organizational documents or the organizational documents of the Operating Partnership after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year;

5.             Badger Parent LLC, a Delaware limited liability company (“Badger Parent”), will timely file or cause to be filed a U.S. federal income tax return on Internal Revenue Service (the “Service”) Form 1120-REIT for the taxable year of Bluerock Residential Growth REIT, Inc. (“BRG”) ending at the effective time of the merger of BRG with and into Badger Merger Sub LLC (the “Merger Effective Time”);

6.             if Badger Parent discovers that BRG did not satisfy one or more of the REIT income, asset, distribution, or other requirements for any taxable year, or there is a final determination by the Service that BRG did not satisfy one of those requirements, Badger Parent will, to the extent possible, take all actions contemplated or required by sections 856(c)(6), (c)(7), and (g)(5) and 860 of the Internal Revenue Code of 1986, as amended (the “Code”), as the case may be, in order to maintain BRG’s status as a REIT for such taxable year and all succeeding taxable years through BRG’s taxable year ending at the Merger Effective Time; and

4.             no action will be taken by the Company, Badger Parent or the Operating Partnership after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Company Officer’s Certificate and a certificate, dated as of October 5, 2022 and executed by a duly appointed officer of BRG (the “BRG Officer’s Certificate” and together with the Company Officer’s Certificate, the “Officer’s Certificates”) and the factual matters discussed in the Registration Statement that relate to the Company’s status as a REIT. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where such factual representations involve terms defined in the Code, the Treasury regulations thereunder (the “Regulations”), published rulings of the Service, or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

June 22, 2023 Page 3

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates and the factual matters discussed in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:

(a)	the Company qualified to be taxed as a REIT pursuant to Sections 856 through 860 of the Code for its short taxable year ended December 31, 2022, and the Company’s organization and current and proposed method of operation will enable it to qualify for taxation as a REIT under the Code for its taxable years ending December 31, 2023, and thereafter; and

(b)	the descriptions of law and the legal conclusions contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s or Badger Parent’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificates. In particular, we note that each of BRG and the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed.

The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

June 22, 2023 Page 4

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the references to Vinson & Elkins L.L.P. under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Vinson & Elkins LLP

Vinson & Elkins LLP